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                                    Exhibit 1

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-l(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.0001 per share, of SVI Holdings, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, hereby execute this Agreement this 10th day of December, 1997.


Barry M. Schechter
Claudav Holdings B.V.


    /s/Barry M. Schechter
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By: Claudav Holdings B.V.


By: /s/ Barry M Schechter
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